EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS SECOND QUARTER RESULTS:
WORLDWIDE SALES RISE 12% AND NET EARNINGS UP 26%;
COMPANY REPURCHASES $266 MILLION OF STOCK IN THE QUARTER;
MANAGEMENT INCREASES FULL YEAR EARNINGS OUTLOOK

New York, N.Y., August 28, 2018 - Tiffany & Co. (NYSE: TIF) today reported its financial results for the three months (“second quarter”) and six months (“first half”) ended July 31, 2018. Higher earnings in both periods resulted from broad-based growth in worldwide sales, increases in gross margin and lower effective tax rates, partly offset by higher investment spending. These better-than-expected results led management to increase its net earnings outlook for the full year ending January 31, 2019 (“fiscal 2018”).

In the second quarter:

•
Worldwide net sales rose 12% to $1.1 billion, reflecting geographically broad-based growth and increases in all product categories; comparable sales rose 8%. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales rose 11% and comparable sales rose 7%.

•	Net earnings rose 26% to $145 million, or $1.17 per diluted share, from $115 million, or $0.92 per diluted share, a year ago.

In the first half:

•
Worldwide net sales increased 13% to $2.1 billion, due to geographically broad-based growth and increases in all product categories; comparable sales increased 9%. On a constant-exchange-rate basis, worldwide net sales and comparable sales rose 11% and 7%, respectively.

•	Net earnings increased 38% to $287 million, or $2.31 per diluted share, from $208 million, or $1.66 per diluted share, a year ago.

Alessandro Bogliolo, Chief Executive Officer, said, “While in the early stages of addressing our six key strategic priorities, we are pleased with initial customer reactions to our new communication, product and in-store initiatives. The launch of PAPER FLOWERS, a floral collection in platinum and diamonds, is moving toward full global distribution and we believe our evolved brand message is gaining momentum. Our activities in these areas will further accelerate in the remainder of the year with special focus on product personalization, high jewelry, a whimsical holiday campaign and the unveiling in North America of TIFFANY TRUE, an innovative diamond ring concept.”

He added, “We are pleased with our sales and earnings growth and the strength and breadth of the results in the first half of 2018, but it’s worth noting that strategic investment spending is increasing for the remainder of the year, as expected, which is intended to support longer-term sustainable growth. Regarding that longer-term horizon, we are very excited to embark on our recently announced transformative multi-year remodeling of the New York City flagship building. We believe that the thoughtful combination of making short- and long-range strategic investments is necessary to achieve the full growth potential of this legendary brand.”

Net sales by region were as follows:

•
In the Americas, total net sales rose 8% to $475 million in the second quarter and 8% to $900 million in the first half; comparable sales rose 8% and 9%, respectively. Sales increased across most of the region, and management attributed that growth primarily to higher spending by local customers. On a constant-exchange-rate basis, total sales rose 8% in both the second quarter and first half, and comparable sales rose 8% and 9%, respectively.

•
In Asia-Pacific, total net sales increased 28% to $301 million in the second quarter and 28% to $629 million in the first half, which included comparable sales growth of 12% in the second quarter and 13% in the first half, and also reflected the opening of new stores and increased wholesale sales. Management attributed the sales growth across Greater China and most other markets in the region largely to higher spending by local customers and, to a lesser extent, spending by foreign tourists. On a constant-exchange-rate basis, total sales rose 26% in the second quarter and 24% in the first half, and comparable sales increased 10% and 9%, respectively.

•
In Japan, total net sales increased 11% to $155 million in the second quarter and 14% to $305 million in the first half, and comparable sales rose 9% and 12%, respectively. Management attributed the majority of sales growth to higher spending by local customers. On a constant-exchange-rate basis, total sales rose 9% in the second quarter and 11% in the first half, and comparable sales rose 8% and 9%, respectively.

•
In Europe, total net sales rose 5% to $121 million in the second quarter and 9% to $228 million in the first half, reflecting the positive effects from currency translation, as well as sales in new stores, and comparable sales declined 1% and rose 1%, respectively. On a constant-exchange-rate basis, total sales rose 2% in both the second quarter and first half; comparable sales declined 4% and 6%, respectively. Sales results were negatively affected in both the second quarter and first half by broad-based regional softness, which management attributed to lower spending by foreign tourists; comparable sales were also affected by negative effects from new stores on existing store sales.

•
Other net sales declined 21% in both the second quarter and first half to $24 million and $46 million, respectively, primarily due to a reduction in wholesale sales of diamonds. Comparable sales rose 5% in the second quarter and declined 2% in the first half.

•
Tiffany has opened seven Company-operated stores in the first half and closed two. At July 31, 2018, the Company operated 320 stores (123 in the Americas, 90 in Asia-Pacific, 54 in Japan, 48 in Europe, and five in the UAE), versus 312 stores a year ago (124 in the Americas, 85 in Asia-Pacific, 54 in Japan, 44 in Europe, and five in the UAE).

•
Sales increased in all jewelry categories: Jewelry Collections, Engagement Jewelry and Designer Jewelry sales in the second quarter rose 18%, 8% and 5%, respectively, and in the first half rose 18%, 10% and 8%, respectively. Sales also rose in watches and in other non-jewelry categories.

Other highlights:

•
Gross margin (gross profit as a percentage of net sales) increased to 64.0% in the second quarter and 63.5% in the first half, compared with 62.5% and 62.3% in the respective prior-year periods. The increases largely reflected lower wholesale sales of diamonds, favorable product input costs and sales leverage on fixed costs, partly offset by increased investment spending.

•
Selling, general and administrative (“SG&A”) expenses increased 20% in the second quarter and 15% in the first half. The growth in the second quarter was partly due to increased marketing spending, as expected, while growth in both periods also included higher labor and incentive compensation, store occupancy and depreciation expenses. In addition to marketing, the Company also increased its spending in the areas of technology, visual merchandising, digital and store presentations. Management believes this increased investment spending, which is expected to continue for the remainder of the year, is necessary to generate long-term growth.

•
Earnings from operations as a percentage of net sales (“operating margin”) was 17.8% in the second quarter and 18.8% in the first half, compared with 19.3% and 18.0% in the respective prior-year periods.

•
The effective income tax rate was 20.5% in the second quarter and 23.0% in the first half, compared with 33.3% and 32.6% in the respective prior-year periods. The declines in both periods largely reflected the recognition of an income tax benefit from the release of tax reserves due to a lapse in a statute of limitations during the second quarter and the enactment in December 2017 of the U.S. Tax Cuts and Jobs Act.

•
In May 2018, the Company’s Board of Directors approved a new share repurchase program (which replaced the Company’s previous program) authorizing the repurchase of up to $1.0 billion of the Company’s Common Stock through open market transactions, including through Rule 10b5-1 plans and one or more accelerated share repurchase or other structured repurchase transactions, and/or privately negotiated transactions. Under this new program, the Company’s Board of Directors also approved the repurchase of $250 million of the Company’s Common Stock through an accelerated share repurchase transaction, which the Company completed during the second quarter. The Company also spent $16 million and $56 million in the second quarter and first half, respectively, to repurchase shares through Rule 10b5-1 plans pursuant to the Company’s previous program. In aggregate, the Company spent approximately $266 million in the second quarter to repurchase 2.0 million shares of its Common Stock at an average cost of approximately $131 per share. In the first half of 2018, the Company spent approximately $306 million to repurchase 2.4 million shares at an average cost of approximately $125 per share. The Company has $750 million of authorization remaining to repurchase shares under this new program, which expires in January 2022.

•	Net inventories at July 31, 2018 were 8% above the prior year.

•
At July 31, 2018 cash and cash equivalents and short-term investments totaled $814 million. Total debt (short-term and long-term) of $972 million was 32% of stockholders’ equity, versus 35% a year ago.

Fiscal 2018 Outlook:
Management’s guidance for fiscal 2018 includes: (i) worldwide net sales increasing by a high-single-digit percentage over the prior year both as reported and on a constant-exchange-rate basis; (ii) net earnings increasing to a range of $4.65 - $4.80 per diluted share (from a previous range of $4.50 - $4.70 per diluted share); and (iii) net earnings and earnings per share (“EPS”) in the third quarter expected to be below the prior year. These expectations are approximations and are based on the Company’s plans and assumptions for the full year, including: (i) mid-to-high-single-digit comparable sales growth, with varying degrees of growth in all regions; (ii) worldwide gross retail square footage increasing 2%, net through eight store openings, two closings and at least 15 relocations; (iii) operating margin below the prior year as a result of significant SG&A expense growth (affected by anticipated higher investment spending in technology, marketing communications, visual merchandising, digital and store presentations, as well as expenses related to the renovation of the Company’s New York City flagship store) at a higher rate than sales growth for the remainder of the year, partly offset by a higher gross margin; (iv) interest and other expenses, net in line with the prior year; (v) an effective income tax rate in the mid-20’s; (vi) net earnings and EPS over the balance of the year affected by the amount and timing of the anticipated higher investment spending; (vii) the U.S. dollar in the second half of the year stronger on a year-over-year basis; and (viii) EPS benefitting from share repurchases which are expected to total approximately $400 million for the full year.

Management also expects: (i) net cash provided by operating activities of approximately $600 million and (ii) free cash flow (see “Non-GAAP Measures”) of at least $300 million. These expectations are approximations and are based on the Company’s plans and assumptions for the full year, including: (i) net inventories increasing at or below the rate of sales growth, (ii) capital expenditures of $280 million and (iii) net earnings in line with management’s expectations, as described above.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report its third quarter results on November 28, 2018. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

About Tiffany & Co.:
In 1837 Charles Lewis Tiffany founded his company in New York City where his store was soon acclaimed as the palace of jewels for its exceptional gemstones. Since then TIFFANY & CO. has become synonymous with elegance, innovative design, fine craftsmanship and creative excellence. During the 20th century fame thrived worldwide with store network expansion and continuous cultural relevance, as exemplified by Truman Capote’s Breakfast at Tiffany’s and the film starring Audrey Hepburn.

Today, with more than 13,000 employees, TIFFANY & CO. and its subsidiaries design, manufacture and market jewelry, watches and luxury accessories - including more than 5,000 skilled artisans who cut diamonds and craft jewelry in the Company’s workshops, realizing its commitment to superlative quality. The Company operates more than 300 TIFFANY & CO. retail stores worldwide as part of its omnichannel approach. To learn more about TIFFANY & CO. as well as its commitment to sustainability, please visit tiffany.com.

Forward-Looking Statements:
The historical trends and results reported in this document and on our second quarter earnings conference call should not be considered an indication of future performance. Further, statements contained in this document and made on such call that are not statements of historical fact, including those that refer to plans, assumptions and expectations for the current fiscal year and future periods, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the statements under “Fiscal 2018 Outlook,” as well as statements that can be identified by the use of words such as ‘expects,’ ‘projects,’ ‘anticipates,’ ‘assumes,’ ‘forecasts,’ ‘plans,’ ‘believes,’ ‘intends,’ ‘estimates,’ ‘pursues,’ ‘scheduled,’ ‘continues,’ ‘outlook,’ ‘may,’ ‘will,’ ‘can,’ ‘should’ and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s plans, assumptions, expectations, beliefs and objectives with respect to store openings and closings; store productivity; the renovation of the Company’s New York City flagship store, including the timing and cost thereof, and the temporary expansion of its retail operations to 6 East 57th Street; product introductions; sales; sales growth; sales trends; store traffic; the Company’s strategy and initiatives and the pace of execution thereon; the amount and timing of investment spending; the Company’s objectives to compete in the global luxury market and to improve financial performance; retail prices; gross margin; operating margin; expenses; interest and other expenses, net; effective income tax rate; the nature, amount or scope of charges resulting from recent revisions to the U.S. tax code; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity; currency translation; macroeconomic and geopolitical conditions; growth opportunities; litigation outcomes and recovery related thereto; contributions to Company pension plans; and certain ongoing or planned real estate, product, marketing, retail, customer experience, manufacturing, supply chain, information systems development, upgrades and replacement, and other operational initiatives and strategic priorities.

These forward-looking statements are based upon the current views and plans of management, speak only as of the date on which they are made and are subject to a number of risks and uncertainties, many of which are outside of our control. Actual results could therefore differ materially from the planned, assumed or expected results expressed in, or implied by, these forward-looking statements. While we cannot predict all of the factors that could form the basis of such differences, key factors include, but are not limited to: global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations (including changes effected by the recent revisions to the U.S. tax code) or changes in the guidance related to, or interpretation of, such policies and regulations;

shifting tourism trends; regional instability; violence (including terrorist activities); political activities or events (including the potential for rapid and unexpected changes in government, economic and political policies, the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade, including as a result of changes in diplomatic and trade relations or agreements with other countries); weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as our ability to accurately predict and timely respond to such changes; shifts in the Company’s product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; adverse publicity regarding the Company and its products, the Company’s third-party vendors or the diamond or jewelry industry more generally; any non-compliance by third-party vendors or suppliers with the Company’s sourcing and quality standards, codes of conduct, or contractual requirements as well as applicable laws and regulations; changes in our competitive landscape; disruptions impacting the Company’s business and operations; failure to successfully implement or make changes to the Company’s information systems; gains or losses in the trading value of the Company’s stock, which may impact the amount of stock repurchased through open market transactions, including through Rule 10b5-1 plans and accelerated share repurchase or other structured repurchase transaction, and/or privately negotiated transactions; the Company’s receipt of any required approvals to the aforementioned renovation of its New York City flagship store and expansion of its retail operations to 6 East 57th Street, as well as the timing of such approvals; changes in the cost and timing estimates associated with the aforementioned renovation and expansion; delays caused by third parties involved in the aforementioned renovation and expansion; any casualty, damage or destruction to the Company’s flagship store or 6 East 57th Street; and the Company’s ability to successfully control costs and execute on, and achieve the expected benefits from, the operational initiatives and strategic priorities referenced above. Developments relating to these and other factors may also warrant changes to the Company’s operating and strategic plans, including with respect to store openings, closings and renovations, capital expenditures, information systems development, inventory management, and continuing execution on, or timing of, the aforementioned initiatives and priorities. Such changes could also cause actual results to differ materially from the expected results expressed in, or implied by, the forward-looking statements.

Additional information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and in “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent quarterly report on Form 10-Q. Readers of these documents should consider the risks, uncertainties and factors outlined above and in the Form 10-K and Form 10-Q in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.
###

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)
NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measures”). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company's operating results using the same measures that management uses to monitor and measure its performance. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.

Net Sales

The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year’s sales in local currencies and translating them into U.S. dollars using the prior year’s foreign currency exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Second Quarter 2018 vs. 2017			First Half 2018 vs. 2017
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	12%	1%	11%	13%	2%	11%
Americas	8	—	8	8	—	8
Asia-Pacific	28	2	26	28	4	24
Japan	11	2	9	14	3	11
Europe	5	3	2	9	7	2
Other	(21)	—	(21)	(21)	—	(21)

Comparable Sales:
Worldwide	8%	1%	7%	9%	2%	7%
Americas	8	—	8	9	—	9
Asia-Pacific	12	2	10	13	4	9
Japan	9	1	8	12	3	9
Europe	(1)	3	(4)	1	7	(6)
Other	5	—	5	(2)	—	(2)

Beginning in the first quarter of 2018, the Company revised its definition of comparable sales to include e-commerce and catalog sales, in addition to sales transacted in Company-operated stores open for more than 12 months. For reference purposes, the following tables reconcile the comparable sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year for the second quarter and first half of 2017:

	Second Quarter 2017 vs. 2016 As Revised			Second Quarter 2017 vs. 2016 As Previously Reported
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Comparable Sales:
Worldwide	(1)%	(1)%	—%	(2)%	(1)%	(1)%
Americas	—	—	—	(1)	—	(1)
Asia-Pacific	(7)	—	(7)	(7)	—	(7)
Japan	3	(6)	9	3	(6)	9
Europe	(1)	(2)	1	(2)	(2)	—
Other	(8)	—	(8)	(8)	—	(8)

	First Half 2017 vs. 2016 As Revised			First Half 2017 vs. 2016 As Previously Reported
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Comparable Sales:
Worldwide	(2)%	(1)%	(1)%	(2)%	(1)%	(1)%
Americas	(2)	—	(2)	(2)	—	(2)
Asia-Pacific	(5)	(1)	(4)	(5)	(1)	(4)
Japan	1	(3)	4	1	(3)	4
Europe	(2)	(4)	2	(2)	(3)	1
Other	(3)	—	(3)	(3)	—	(3)
Free Cash Flow
Internally, management monitors its cash flow on a non-GAAP basis. Free cash flow is calculated by deducting capital expenditures from net cash provided by operating activities. The ability to generate free cash flow demonstrates how much cash the Company has available for discretionary and non-discretionary purposes after deduction of capital expenditures. The Company's operations require regular capital expenditures for the opening, renovation and expansion of stores and distribution and manufacturing facilities as well as ongoing investments in information technology. Management believes this provides a useful supplemental basis for assessing the Company’s operating cash flows.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2018	2017	2018	2017
Net sales	$1,075.9	$959.7	$2,109.1	$1,859.3

Cost of sales	387.1	360.1	769.4	700.6

Gross profit	688.8	599.6	1,339.7	1,158.7

Selling, general and administrative expenses	497.6	414.9	944.2	824.3

Earnings from operations	191.2	184.7	395.5	334.4

Interest and other expenses, net	9.2	12.2	23.0	25.7

Earnings from operations before income taxes	182.0	172.5	372.5	308.7

Provision for income taxes	37.3	57.5	85.5	100.8

Net earnings	$144.7	$115.0	$287.0	$207.9

Net earnings per share:

Basic	$1.17	$0.92	$2.32	$1.67
Diluted	$1.17	$0.92	$2.31	$1.66

Weighted-average number of common shares:

Basic	123.2	124.5	123.8	124.6
Diluted	124.0	125.1	124.5	125.2

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	July 31, 2018	January 31, 2018	July 31, 2017
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$814.1	$1,291.2	$1,043.5
Accounts receivable, net	207.0	231.2	223.3
Inventories, net	2,411.8	2,253.5	2,236.9
Prepaid expenses and other current assets	256.4	207.4	218.3

Total current assets	3,689.3	3,983.3	3,722.0

Property, plant and equipment, net	970.5	990.5	939.6
Other assets, net	510.4	494.3	608.0

	$5,170.2	$5,468.1	$5,269.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$90.3	$120.6	$235.0
Accounts payable and accrued liabilities	428.4	437.4	301.4
Income taxes payable	24.3	89.4	32.8
Merchandise credits and deferred revenue	67.3	77.4	78.6

Total current liabilities	610.3	724.8	647.8

Long-term debt	881.4	882.9	881.1
Pension/postretirement benefit obligations	293.5	287.4	326.1
Other long-term liabilities	278.6	284.3	213.3
Deferred gains on sale-leasebacks	34.9	40.5	43.3
Stockholders’ equity	3,071.5	3,248.2	3,158.0

	$5,170.2	$5,468.1	$5,269.6

TIF-E